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                                                                    Exhibit 99.1


PEC SOLUTIONS ANNOUNCES ACQUISITION OF TROY SYSTEMS, INC.

ACQUISITION COMPLEMENTS PEC'S INFORMATION ASSURANCE SERVICE OFFERINGS; EXPANDS COMPANY'S REACH INTO DOD AND HEALTH CARE TECHNOLOGY SECTORS

Fairfax, Va. (November 20, 2001) - PEC Solutions, Inc. (NASDAQ NM: PECS) announced today that the company has acquired TROY Systems, Inc., a long-term provider of information assurance solutions and technology management services to the federal government.

PEC Solutions reported that the purchase price for TROY was $15.3 million in cash, and PEC stock valued at $3 million based on the average closing price of PEC common stock for the five consecutive trading days immediately prior to the day of the closing. PEC will also assume certain key employee retention liabilities of up to $1.5 million. The transaction closed November 20, 2001 and will be accretive to PEC's earnings in 2002. The Windsor Group acted as a financial advisor to TROY on the transaction.

Founded in 1984, TROY Systems specializes in information management, including information assurance and e-security, health information systems, and management services. The Fairfax, Virginia-based company employs over 300 staff with facilities in nine states and the District of Columbia. TROY's clients include the Defense Department, the Department of State, and civilian agencies of the federal government.

TROY revenue for calendar year 2001 is expected to be between $32 and $33 million, with a before tax profit of between $2.5 and $3.0 million. TROY has no outstanding debt.

"TROY's depth of experience in the defense and health care IT sectors represents an important set of new vertical markets for PEC. With over 30 years combined experience providing innovative technology solutions to government clients, we have remarkably similar business cultures. The acquisition of TROY will extend PEC's reach into these important new markets of the federal government, allowing us to significantly broaden our client base," said PEC President and CEO
Dr. David Karlgaard.

Paul G. Rice, PEC's Chief Operating Officer, commented, "PEC and TROY are highly complementary organizations: Both have clear footprints in the federal government space and our combined capabilities will enable us to offer diverse solutions to clients across the federal government terrain. This is a winning move for our clients, our companies and our shareholders."

"This is an important and timely strategic move for both companies. Combining TROY's defense and health care dominated client base with PEC's federal government clients will result in dynamic growth and the further establishment of PEC as a major player in the government contracting sector. I believe that together, we are well-positioned to support the missions of our government customers in creating a safer and more secure environment." said K. David Boyer, Jr., TROY's Chairman and CEO.

The foregoing summary is a general description of certain pricing and related terms contained in the definitive agreement for the transaction, and is qualified in its entirety by reference to the


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definitive agreement, a copy of which will be filed by PEC Solutions with the
Securities and Exchange Commission.

PEC Solutions intends to file a Registration Statement on Form 8-K with the Securities and Exchange Commission in connection with the transaction. This document will contain important information about the transaction. Investors and security holders are urged to read this document carefully when they are available. Investors and security holders will be able to obtain free copies of these documents through the website maintained by the U.S. Securities and Exchange Commission at WWW.SEC.GOV.

ABOUT PEC SOLUTIONS

PEC Solutions is a professional services firm that helps government clients harness the power of the Internet and other advanced technologies to improve mission performance. The company specializes in Web-Enabling Government(R) by providing secure, interoperable technology solutions for clients in law enforcement, intelligence, defense, and civilian agencies within the Federal Government and at State and local levels. PEC Solutions is based in Fairfax County, Virginia, with offices around the United States. Visit the company on the Web at WWW.PEC.COM.

For more information, contact John McNeilly, PEC Solutions Manager of Corporate Communications and Investor Relations, at 703-679-4900.

THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING INFORMATION WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AND IS SUBJECT TO THE SAFE HARBOR CREATED BY THOSE SECTIONS. PEC SOLUTIONS ASSUMES NO OBLIGATION TO UPDATE THE INFORMATION CONTAINED IN THIS PRESS RELEASE. PEC SOLUTIONS' FUTURE RESULTS MAY BE AFFECTED BY ITS ABILITY TO CONTINUE TO IMPLEMENT ITS EGOVERNMENT SOLUTIONS, ITS DEPENDENCE ON THE FEDERAL GOVERNMENT AND OTHER FEDERAL GOVERNMENT CONTRACTORS AS ITS MAJOR CUSTOMERS, ITS DEPENDENCE ON PROCURING, PRICING AND PERFORMING SHORT-TERM GOVERNMENT CONTRACTS, ITS DEPENDENCE ON HIRING AND RETAINING QUALIFIED PROFESSIONALS, POTENTIAL FLUCTUATIONS IN ITS QUARTERLY OPERATING RESULTS, ITS DEPENDENCE ON CERTAIN KEY EMPLOYEES AND ITS ABILITY TO TIMELY AND EFFECTIVELY INTEGRATE THE BUSINESSES IT MAY ACQUIRE.


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